Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116

News Release

November 24, 2009

YRC Logistics Sells its Dedicated

Contract Carriage Business to Greatwide Logistics

Overland Park, KAN. – YRC Worldwide Inc. (NASDAQ: YRCW) announced that its YRC Logistics segment has sold its U.S. dedicated contract carriage business to Greatwide Logistics Services, LLC (Greatwide), a leading provider of dedicated services in North America. The sale includes customer contracts and the trucks and trailers used in this portion of the YRC Logistics portfolio.

“This sale is a strategic move toward a more asset-light business model and aligns resources at YRC Logistics to focus on our core offerings, including transportation, distribution and global services,” said John Carr, president of YRC Logistics.

In addition to strengthening the operational focus at YRC Logistics, the sale supports the YRC Worldwide comprehensive strategic plan, which includes positioning the operating companies for future success.

“We have met with the clients involved,” Carr said, “and their response has been very supportive. They realize the dedicated fleet service is an integral part of the Greatwide portfolio and they understand this decision is the right thing for everyone involved.”

There are approximately 600 employees involved in the transaction; Greatwide is working with YRC Logistics to simplify employee transition from one company to the other. The purchase price of $34 million will be used to pay down the company’s revolving credit facility and, in accordance with the recent amendment, will be applied to the new revolver reserve.

* * * * *

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com